Filed Pursuant to Rule 433

Registration No. 333-134553

LEHMAN BROTHERS HOLDINGS INC.

Lehman Notes, Series C

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	A1 (Moody’s)/A+ (S&P)/A+ (Fitch)

Principal Amount:	$10,000,000.00

Coupon:	6.00%

Issue Price:	100% of principal amount.

Maturity Date:	February 12, 2037, subject to the Call Date.

Call Date:

The Notes may be redeemed prior to the Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to 100% of the principal amount being redeemed, semi-annually on each February 12 or August 12 commencing on or after February 12, 2012 . Notice of redemption will be given not more than 60 nor less than 30 days prior to the Call Date.

Survivor’s Option:	Yes

Interest Payment Dates:	Semi-annually on each February 12 and August 12, commencing on August 12, 2007 and ending on the Maturity Date, subject to the Call Date.

Trade Date:	February 1, 2007

Settlement Date:	February 12, 2007

CUSIP:	52519FEN7

Dealers:	Lehman Brothers

Edward D. Jones & Co., L.P.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.